Exhibit 2

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

PORTUGAL TELECOM, SGPS S.A.

27 March 2014

PROPOSAL OF THE BOARD OF DIRECTORS

SOLE ITEM ON THE AGENDA:

(To deliberate on the participation in the Capital Increase of Oi, S.A. through the contribution of assets representing all of the operating assets held by the Portugal Telecom Group and the related liabilities, with the exception of the shares of Oi, the shares of Contax Participações, S.A. and the shares of Bratel BV held directly or indirectly by PT)

Whereas:

a.                                      Pursuant to the memorandum of understanding appropriately disclosed to the market on 2 October 2013 (“MoU”), PT, Oi, S.A. (“Oi”) and certain other companies related to them announced the intention of combining the two businesses of PT and Oi (the “Business Combination”), integrating them into a single Brazilian listed entity, it having been established that such company will be Telemar Participações, S.A. (“CorpCo”);

b.                                      With the Business Combination, the activities and business of PT and Oi will come to be under the control and management of one single entity, allowing synergies to be crystalized, either through PT’s achieving economies of scale which would otherwise be difficult to obtain or through Oi’s having more direct access to the resources and innovation capabilities of PT;

c.                                       CorpCo will have its headquarters in Brazil, will integrate, among others, the direct and indirect shareholders of PT and Oi and is expected to be listed on the Bovespa, S.A. — Bolsa de Valores, Mercadorias e Futuros (“BM&FBovespa”), on the NYSE Euronext Lisbon regulated market and on the New York Stock Exchange (in the form of American Depositary Receipts), with admission to the Novo Mercado segment of BM&FBovespa and the adoption of the related corporate governance practices, dispersion of the shareholder base of PT and Oi, creation of greater liquidity and obtaining of a greater growth potential for the shares traded;

d.                                      The implementation of the Business Combination is subject to several conditions, including a series of corporate transactions and their approval by the corporate bodies of each of the companies involved, obtaining the necessary legal and regulatory authorizations and applicable consents from creditors and third parties. The definitive agreements governing the necessary steps for the implementation of the Business Combination have already been agreed and signed (the “Definitive Agreements”), as announced on 20 February 2014;

e.                                       Within the scope of the process leading to said Business Combination, it is intended in particular that a share capital increase of Oi (the “Oi Capital Increase”) will be undertaken, in which a portion of the new shares to be issued will be subscribed through a contribution in kind corresponding to the shares held by PT in a company holding or to hold all of the operating assets relating to its business (except for the shares directly or indirectly held in Oi,

Contax Participações, S.A. (“Contax”) and Bratel B.V.) and the liabilities of PT on the date of the contribution, as considered in the Valuation Report, a copy of which is attached hereto (Schedule 1) (“PT Assets”);

f.                                        So as to guarantee the conditions suitable for PT to make the aforementioned contribution in kind, prior to the Oi Capital Increase PT will implement a reorganization of its assets. As a result, all the shares of the companies holding the assets and liabilities corresponding to PT’s business have been or will be transferred so that they are owned directly or indirectly by PT Portugal, SGPS, S.A. (“PT Portugal”). The shares of capital stock of PT Portugal will transferred in the contribution in kind mentioned above;

g.                                       Under applicable Brazilian law, the PT Assets corresponding to the contribution in kind were valued by an independent valuation firm, as per the Valuation Report attached hereto;

h.                                      For purposes of the subscription in the Oi Capital Increase, the Board of Directors of Oi has determined a value for the PT Assets of €1,750 million. On the execution date of the Definitive Agreements, such amount was consistent with the range set forth in the MoU signed on 1 October 2013, corresponding to €1,900 million, when the dividends to be paid by PT before the completion of the Business Combination under its previously announced dividend policy and other costs associated with the transaction, as foreseen in the MoU, are taken into account, both of which have been considered in the Valuation Report;

i.                                          As established in the MoU and in the Definitive Agreements, the value in Euros of the PT Assets was converted into 5,709.9 million Reais on 20 February 2014 (the day preceding the date of first publication of the notice for the Extraordinary General Meeting of the shareholders of Oi). The value in Reais which will apply for purposes of the subscription and contribution in kind by PT in the Oi Capital Increase was fixed as from that date;

j.                                         The Report and the value of the PT Assets in Reais to be contributed by PT for purposes of the subscription in the Oi Capital Increase will be submitted, in accordance with Brazilian law, to the Oi General Meeting of Shareholders to be called for such purpose;

k.                                      As consideration for the contribution of PT Portugal within the Oi Capital Increase, PT will subscribe for ordinary and preferential shares. For such purpose, PT will benefit from the assignment of the priority rights to be assigned to it by Telemar Participações, S.A., AG Tel and LF Tel, with the shares being subscribed at a price per share equal to that established for the portion of the Oi Capital Increase to be made in cash and to be determined through the bookbuilding process;

l.                                          After completion of the Oi Capital Increase, it is specifically envisaged that, subject to approval in a general meeting of the respective shareholders, (i) the control structure of CorpCo will be simplified through a corporate reorganization of the various holding companies which are direct and indirect shareholders of CorpCo, whereby, among other effects, PT will directly hold Oi shares corresponding to its indirect stake in CorpCo (the “Corporate Reorganization”); (ii) all the shares representing the share capital of Oi will be incorporated into CorpCo, with the Oi ordinary and preferential shares to be exchanged for ordinary shares of CorpCo and with Oi becoming a wholly owned subsidiary of CorpCo (the “Incorporation of Oi”); and (iii) PT will be incorporated into CorpCo through a merger transaction through which PT will cease to exist, with the shares of PT being exchanged for shares representing the share capital of CorpCo (the “PT Merger”);

m.                                  With the completion of the Oi Capital Increase, certain agreements will come into force binding the votes of PT and other parties involved, the shareholders of CorpCo and Oi, with a view to carrying out the Corporate Reorganization and the Incorporation of Oi. Should these events not occur, for whatever reason, the stake of PT in CorpCo and, indirectly, in Oi, will remain bound to the current shareholders’ agreements and to the voting and transfer

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restrictions established therein, duly adapted, notably to maintain the rights of the parties now in effect and to provide for continuing efforts toward the completion of the Business Combination, in accordance with the principles originally established. Still in this case, PT will not be able to trade its shares in Oi (neither those already currently held nor those acquired under the Oi Capital Increase) until 31 December 2014, without prejudice to the lock-up agreement described below;

n.                                      Pursuant to the documentation of the Oi Capital Increase, it is expected that PT will enter into an agreement with the placement banks not to dispose of the Oi shares subscribed by PT in the Oi Capital Increase, and subsequently the CorpCo shares for which the former will be exchanged under the Incorporation of Oi (lock-up), for a period to be established, estimated from 90 to 180 days as from the completion of the Oi Capital Increase. Such lock-up will not be applicable to the shareholders of PT after the completion of the PT Merger, where the shares they hold in PT’s share capital will be exchanged for CorpCo shares;

o.                                      The PT Merger Agreement to be prepared jointly by the management bodies of PT and CorpCo will be submitted at the appropriate time for the approval of the Shareholders at a General Meeting to be called to such purpose after the completion of the Oi Capital Increase. Pursuant to such General Meeting, and should the transaction be approved by the Shareholders, the final terms of the transaction to be undertaken will be determined, including the final exchange ratio for the merger (which depends on the number and price of the shares to be subscribed for by PT in the Oi Capital Increase);

p.                                      Therefore, and notwithstanding PT’s contribution of the PT Assets within the Oi Capital Increase, it is possible that the PT Merger will not be completed, namely if it is not approved by the Shareholders. In such case, PT will exclusively hold a stake in CorpCo (after the completion of the Incorporation of Oi) with the Shareholders maintaining a direct stake in PT, which will remain listed on the NYSE Euronext. In such an event, under the agreements executed in connection with the Business Combination, it was established as a condition that PT will be limited to exercising 7.5% of the voting rights of CorpCo, after the Incorporation of Oi, regardless of the stake effectively held;

q.                                      The stake of PT in the Oi Capital Increase is subject to the satisfaction of various conditions (without prejudice to the ability of PT or Oi, as applicable, to waive any such condition, to the extent legally permitted), including the approval by the shareholders’ General Meeting of PT and Oi, the obtaining of any legal and regulatory authorizations, notably the authorization/non-opposition for all steps of the Business Combination by the Brazilian telecom regulator  (Agência Nacional de Telecomunicações) (“Anatel”) and by the Portuguese Antitrust Authorities (Autoridade da Concorrência Portuguesa) (“AdC”), the obtaining of consents from lenders and third parties and the final and valid consummation of the Oi Capital Increase, including the subscription of the cash portion in a minimum amount of 7 billion Reais;

r.                                         PT may opt not to carry out the subscription of the Oi Capital Increase in the event its corporate stake in CorpCo, as a result of the subscription orders of the Oi Capital Increase, on a fully diluted basis after the Incorporation of Oi, is equal to or lower than 36.6% of the shares representing the share capital of CorpCo. Similarly, Oi may opt not to allow PT to participate in the Oi Capital Increase should it be verified up to the end of the bookbuilding process that, as a result of the transaction, PT would hold a stake, on a fully diluted basis, greater than 39.6% of the shares representing the share capital of CorpCo;

s.                                        Given the material nature of the transaction at hand, the Board of Directors decided to request, under article 373, number 3, of the Portuguese Companies Code, the convening of a General Meeting of Shareholders to deliberate on PT’s contribution of the PT Assets within the Oi Capital Increase;

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t.                                         All the documents relating to the Oi Capital Increase, aside from all the other documents already disclosed by Oi related to the Transaction, will be available to the respective shareholders of Oi and the market in general, and may be consulted on Oi’s Investor Relations website (http://ri.oi.com.br), on the IPE system on the website of the CVM (Comissão de Valores Mobiliários, the Brazilian Securities Commission) (www.cvm.gov.br), and on the BM&FBOVESPA website (www.bmfbovespa.com.br).

We propose that the following be approved:

The participation of PT in the Oi Capital Increase, through the contribution of the PT Assets comprising all of the operating assets held by PT (except for the stakes directly or indirectly held in Oi, Contax and Bratel B.V.), and the liabilities of PT on the date of the contribution, as considered in the Valuation Report, a copy of which is attached hereto.

That such contribution be undertaken for the amount of 5,709.9 million Reais, corresponding to the equivalent of 1,75o million Euros, applying the Euro/Real conversion rate on 20 February 2014 (i.e., 3.2628 Reais per Euro), as established in the MoU and the Definitive Agreements and which, considering the dividends to be paid by PT before the completion of the Business Combination under its previously announced dividend policy, subject to the approval of the annual General Meeting, and other costs associated with the transaction, as foreseen in the MoU — both already considered in the Valuation Report — corresponded on that date to €1,9oo million.

Lisbon, 24 February 2014

The Board of Directors,

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This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Portugal Telecom Valuation Report February 21, 2014

p.1 Important Notice 1.Banco Santander (Brasil) S.A. (“Santander”) was contracted by Oi S.A. (“Contracting Party” or “Oi”) to draw up an economic and financial valuation (the “Valuation”) of (i) the operational assets of Portugal Telecom, SGPS S.A. (“Portugal Telecom”, “PT” or “Company”) contemplated within the non-audited managerial financial statements drawn up by the Company, that exclude the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock, and (ii) PT liabilities ((i) and (ii), hereinafter jointly referred to as “Contributed Assets” or “PT Ex-Brazil”), which shall be subject to being contributed towards the paying up of a publicly issued capital increase of new shares of Oi’s capital stock (the “Transaction”), performed under the Industrial Alliance between Oi and PT (Aliança Industrial entre Oi e PT) publicly disclosed to the markets on October 2, 2013. 2.The Valuation was drawn up independently, with the purpose of assessing the Equity Value of the Contributed Assets in the reference date set forth by the Contracting Party, considering the contribution of the Contributed Assets in the paying up of the shares issued in Oi’s capital increase and subscribed by PT, and shall be submitted to Oi’s general shareholders’ meeting, pursuant to the terms set forth in article 170, §3o, and in article 8 of Law No. 6.404, dated of December 15, 1976, as altered from time to time (“Corporation Law”). 3.The economic and financial criteria utilized for the valuation of the Contributed Assets was defined by the Contracting Party’s management, whereas Santander’s responsibility, based upon its expertise and specialization, was to define the valuation methodology that, in its opinion, adequately reflects the value of the Contributed Assets in accordance with the abovementioned criteria set forth by the Contracting Party. 4.The Valuation is Santander’s intellectual property and was prepared by Santander, at the Contracting Party’s request, exclusively for the resolution of Oi’s general shareholders’ meeting within the Transaction’s scope, and for no other purpose whatsoever. The valuation shall not be utilized, by the Contracting Party, the Company or any third parties, for any other purposes, and shall not be disclosed or made available to third parties or distributed, reproduced or utilized for any other purposes without prior written consent by Santander, except for the Valuation’s disclosure to the shareholders and investors of the Contracting Party and the remittance of the electronic version of the Valuation to CVM and the Stock Markets (Bolsas de Valores) in which securities issued by the Contracting Party are listed, pursuant to the respective applicable laws. 5.The Valuation was prepared exclusively in Portuguese, and if it is translated to another language, the Portuguese version shall always prevail. 6.Santander did not and does not render any recommendation, or express any opinion, either explicitly or implicitly, regarding the terms and conditions of the Transaction. 7.Pursuant to the Contracting Party’s instructions, the reference date utilized for the Valuation is of December 31, 2013, in accordance with the date utilized in the non-audited managerial financial statements drawn up by the Company, that exclude the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock, and that was made available by the Contracting Party. Santander did not perform a comparative analysis between the non-audited managerial financial statements utilized in the Valuation and the audited financial statements dated as of December 31, 2013, assuming, for the purposes of the Valuation, that there are no relevant differences in the audited financial statements dated as of December 31, 2013. 8.The Contributed Assets were valued as a stand-alone valuation and the potential success or failure of any transaction, including the Transaction regarding the Company, or any of its controlled or affiliates entities, were not considered in the Valuation’s results. Santander does not express any opinion regarding the effects that potentially may be generated to the Company upon the consummation of any transactions regarding the Company or any of its controlled or affiliate entities. This Valuation does not consider any previous valuations of the Company, or of its controlled or affiliate entities or even of any securities issued by these entities, drawn up by Santander or by any other institution, within the scope of any past transactions, offers or negotiations involving the Company, or any of its controlled or affiliate entities. In drawing up this Valuation, Santander performed an exclusively economic and financial valuation of the Company, considering, for the purposes of this analysis, solely the contingencies and accruals indicated in the Financial Statements (as defined herein below), and due to this, all other contingencies of any nature, including, without limitation, contingencies of corporate or judicial natures, were not analyzed, reviewed or considered for the purposes of this Valuation. This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.2 Important Notice (cont’d) 9. The Contributed Assets were valued utilizing the discounted cash flow method and the trading multiple method. For the purposes of calculation of the equity value of the Contributed Assets (“Equity Value”), and of the total economic and financial value (“Enterprise Value”) of the Contributed Assets, the net debt, net contingencies, actuarial liabilities, estimates of dividends regarding the fiscal year of 2013 to be declared and the accrued dividends stated in the Company’s Financial Statements (as defined herein below) dated of 31/12/2013 (“Net Debt”) were discounted. 10. The Valuation was drawn up by Santander based upon the information drawn up or made available by the Company and submitted to Santander by the Contracting Party or discussed with the representatives of the Contracting Party and/or the Company, as indicated by the Contracting Party (“Indicated Representatives”), as well as other publicly available information, and projections, estimates and analysis arising from Santander’s expertise and experience. No information utilized in the Valuation was considered inconsistent by Santander. 11. The Valuation performed by Santander was based on, amongst others, the following information or documents that were made available by the Contracting Party to Santander until 02/18/2014, these which, jointly with the public information, estimates, projections, business plans, budgets, discussions and other information referred to in the items set forth herein below and utilized in the Valuation, are hereinafter jointly referred to as “Information”: (a) Company’s audited financial statements dated of 12/31/2012 and non-audited managerial financial statements dated of 12/31/2013, consolidated and adjusted, by the Company, in order to proportionally reflect the contribution of the Contributed Assets (the “Financial Statements”). Santander did not perform a comparative analysis between the non-audited managerial financial statements utilized in the Valuation and the audited financial statements dated as of December 31, 2013, assuming, for the purposes of the Valuation, that there are no relevant differences in the audited financial statements dated as of December 31, 2013; (b) Public information regarding the business sector that the Company, and its controlled and affiliate entities, have activities; (c) Public information regarding the macroeconomic parameters in the places in which the Company possesses relevant business presence; (d) Company’s business plan for the transactions regarding the Contributed Assets for the periods from 2014 to 2018, drawn up by the Company (“Business Plan”); (e) Historical financial and operational information of the Company; (f) Company’s Net Debt consolidated value, proportionally adjusted with the respective equity stakes held; and (g) Discussions with the Indicated Representatives regarding past performances and expectations for the future business of the Company. 12. In drawing up the Valuation, Santander contemplated other financial and market studies and analysis and considered other aspects it deemed necessary, including evaluating economic, monetary and market conditions.

13. The demographic, macroeconomic and regulatory Information of the markets in which the Company, and its controlled and affiliate entities mentioned in the Valuation have activities, when these were not supplied by the Contracting Party, by the Company or by the Indicated Representatives, were based, amongst others, in publicly renowned sources, considered trustworthy (class entities, governmental authorities and specialized publications) such as Bloomberg, Thomson Reuters, International Monetary Fund and Santander’s Economic Department. This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

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Important Notice (cont'd)

14. The Valuation reflects the financial and accounting conditions of the Company and of the Contributed Assets, pursuant to Information received until 02/18/2014, therefore any alteration in these conditions or regarding any Information arising in a posterior date may alter the results presented herein. Santander is not obliged to, at any time, update, review, correct or restate any information contained in the Valuation, or supply any additional information regarding the Valuation.

15. Santander assumes and trusts the preciseness, truthfulness, integrity, consistence, sufficiency and precision of all Information, being these in written form, by means of discussions with the Indicated Representatives, or because they are publicly available, and does not undertake any liability for the preciseness, truthfulness, integrity, consistence, sufficiency and precision of the Information, nor regarding the manner in which they were elaborated. Santander assumes that all Information supplied to Santander or, in any form, made available by the Contracting Party or discussed between Santander and the Indicated Representatives are complete, correct and sufficient for the purposes of the Valuation, and that, as of the date the Information was supplied until the present date, there were no material alterations in the business, financial situation, assets, liabilities, business perspectives, commercial transactions or in the number of shares of the Company's capital stock, as well as there were no other significant facts that could potentially alter the Information, or caused the Information to become incorrect or imprecise in any material aspects or that could potentially have a material effect upon the results of the Valuation.

16. Based on the Contracting Party's, the Company's and its Indicated Representatives' statements, Santander adopts the following premises: (i) the financial projections that were supplied by the Contracting Party to Santander were the best existing estimates on the date thereof, and were the best business judgments of the Company's management, regarding the expectations of the Company's future performance, and (ii) the estimates and projections that were supplied by the Contracting Party to Santander or discussed between Santander and the Contracting Party and/or the Company and its Indicated Representatives, especially those of which occurrence depend on future and uncertain events (including incomes, expenses, investments, operational profit or net profit projections) were based on the best business judgment of the Company's management.

17. Santander did not undertake the responsibility of conducting, and did not conduct, (i) any valuation of the assets and liabilities (contingents or not) of the Company, its controlled or affiliate entities; (ii) review or due diligence of the Company's financial statements, or its controlled or affiliate entities; (iii) technical due diligence of the Company's, or its controlled or affiliate entities', operations; (iv) valuation of the Company's, or its controlled or affiliate entities', solvency, in accordance with the terms set forth in any legislation related to bankruptcy, insolvency, judicial or extrajudicial restructurings, or any similar matters; or (v) any physical inspections of properties, installations or assets of the Company or of its controlled or affiliate entities.

18. Santander does not, and shall not, expressly or implicitly, represent, declare or warrant, in any way, the Information, including studies, projections or predictions of the Company, or of its controlled or affiliate entities, or premises or estimates in which these projections or predictions were based upon, utilized for the drawing up of the Valuation, and does not undertake any responsibility or obligations to indemnify due to the content, preciseness, truthfulness, integrity, consistence, sufficiency and precision of these Information, these which the Contracting Party is solely liable. Santander does not render accounting or legal due diligence services, and the drawing up of the Valuation, by Santander, does not include any services or consulting of this nature.

19. Santander is not liable for any direct or indirect losses or losses of profits eventually incurred due to the Valuation.

20. The Valuation does not constitute a judgment, opinion or recommendation to the management of the Contracting Party, the Company, its shareholders or any third party regarding the convenience and opportunity, or regarding the decision to perform any transaction involving the assets and liabilities of the Company, including, without limitation, the Transaction, as well as is not destined to fundament any investment or divestment decision.

21. The drawing up of economic and financial valuations is a complex process that involves subjective judgments and is not susceptible to a partial analysis or an abstract description. Santander does not attribute specific importance to certain factors contemplated in the Valuation, on the contrary, it performed a qualitative analysis of the importance and relevance of the totality of the factors considered herein. In this sense, the Valuation must be analyzed as a whole and the analysis of selected parts, summaries or specific aspects of the Valuation, without the knowledge and analysis of the Valuation as a whole, may result in an incomplete and incorrect understanding of the analysis performed by Santander and the conclusions contained in the Valuation.

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.4 Important Notice (cont’d) Laudo de AvaliaçãoBanco Santander (Brasil) S.A. on February 21, 2014 22. The estimates and projections contemplated in the Valuation are intrinsically subject to the uncertainties and various events or factors that are beyond the control of the Contracting Party, the Company, as well as Santander, especially regarding those estimates and projections that depend on future and uncertain events. There is no manner to assert that the estimates and projections utilized in the Valuation will be effectively reached. The real results verified in the future may diverge significantly from those suggested in the Valuation. In this sense, Santander does not undertake any responsibility or obligation to indemnify in case any of the future results are different from the estimates and projections presented in the Valuation and does not represent or warrant, in any manner, the above referred estimates and projections. Santander does not undertake responsibility regarding the referred estimates and projections, including the manner in which these were drawn up. 23. Other valuations of companies or markets also drawn up by Santander may treat market premises in a different manner than the treatment contemplated in the Valuation, in the sense that the research departments and other departments within Santander and related companies may utilize in its analysis, reports and publications, estimates, projections and methodologies different from those utilized in the Valuation, it being possible that these analysis, reports and publications may contain conclusions diverging from those contained in the Valuation. 24. Santander has rendered, directly or by means of related companies, certain financial services and investment banking services to the Contracting Party, the Company, its controlled and affiliate entities, as well as to its controlling companies, by means of which it received remuneration, continues to render the referred services and may, at any moment, render them again. Santander, directly or by means of related companies, is or may become a creditor of the Contracting Party, the Company, its controlled or affiliate entities, as well as its controlling companies, in certain financial transactions, as well as may increase or reduce the volume of the financial transactions with these entities. 25. In its ordinary course of business, Santander may negotiate, directly or by means of related entities, securities issued by the Contracting Party, the Company, its controlled and affiliate entities, as well as its controlling companies, on its behalf or on behalf of its clients and, consequently, may, at any time, hold equity positions, bought or sold, of the above referred securities. 26. Santander declares that it does not have interest, directly or indirectly, in Oi, PT, its related parties or in the Transaction, that decreases the necessary independence for the performance of its obligations regarding the drawing up of the Valuation. 27. Santander shall be remunerated by the Contracting Party for the rendering of services regarding the drawing up of this Valuation. The fees owed by the Contracting Party to Santander are in no way subject to the results of the Valuation. The Contracting Party has agreed to indemnify Santander for certain obligations and liabilities that may arise from the retaining of the services regarding the rendering of services that resulted in this Valuation, except for cases of proven fault, negligence or willful misconduct provided for in article 8, §6 of the Corporation Law. 28. Santander declares that it received, from the Contracting Party or the Company, as remuneration for the consulting, valuation, advising and similar services rendered in the last twelve (12) months, excluding the fees owed for the Valuation, the total amount of one million, eight hundred and seventy five thousand Brazilian Reais (BRL 1,875 thousand), owed as fee for the structuring of a Revolving Credit Facility operation. 29. The controlling entities and the managers of the Contacting Party and/or the Company did not direct, limit, hinder or practice any acts that had or may have had compromised the access, the utilization or the acknowledgement of information, assets, documents or work methodologies relevant for the quality of the respective conclusions set forth in the works herein.

p.5 Laudo de AvaliaçãoBanco Santander (Brasil) S.A. on February 21, 2014 Index 1. Executive Summary 6 2. Santander Credentials 9 3. Scope of the Valuation 13 4. Valuation of PT Ex-Brazil 18 a. Discounted Cash Flow 20 b. Trading Multiples 28 5. Appendix 32 1 2 3 5 4

p.6 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 1. Executive Summary

p.7 Introduction According to the material fact publicly disclosed to the markets on October 2, 2013 (“Material Fact”), Oi S.A. (“Oi” or “Contracting Party”) informed its shareholders and the market in general that, on that date, Portugal Telecom SGPS S.A. (“Portugal Telecom”, “PT” or “Company”), AG Telecom Participações S.A. (“AG”), LF Tel S.A. (“LF”), PASA Participações S.A. (“PASA”), EDSP75 Participações S.A. (“EDSP 75”) and Bratel Brasil S.A. (“Bratel Brasil”), and also some shareholders of Portugal Telecom, signed a memorandum of understanding (“MoU”) with the objective of establishing the bases and principles that shall regulate negotiations for a potential transaction involving Portugal Telecom, Oi, and some of its controlling shareholders for the creation of a company (“CorpCo”). Also according to the Material Fact, the CorpCo will concentrate the shareholders of Oi, Portugal Telecom and Telemar Participações S.A. (“TelPart”) and combine the businesses and activities conducted by Oi in Brazil and by Portugal Telecom in Portugal, Africa and East Timor, in order to consolidate the Industrial Alliance between Oi and Portugal Telecom, initiated and developed since 2010. Santander was contracted by Oi to draw up the Valuation Report of Portugal Telecom’s operating assets and liabilities to be contributed on Oi within the Industrial Alliance described in the Material Fact. Once the Contractor defined the financial and economic criteria, Santander, based on its expertise and specialization, defined the valuation methodologies which, in its view, adequately reflect the value of the contributed assets and liabilities in accordance with the criteria established by the Contractor This Valuation Report accesses the value of (i) the operational assets of Portugal Telecom, except the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock and (ii) PT’s liabilities ((i) and (ii) hereinafter jointly referred to as “Contributed Assets” or “PT Ex-Brazil”), which shall be subject to being contributed on Oi under the industrial alliance between Oi and PT, based on the following methodologies: Economic value calculated by the methodology of Discounted Cash Flow (DCF); Trading Multiple valuation methodology. This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.8 flow methodology, the most appropriate according to Santander’s understanding Laudo de AvaliaçãoBanco Santander (Brasil) S.A. on February 21, 2014 Executive Summary The Equity Value of PT Ex-Brazil ranges between BRL 5.3 billons and BRL 5.9 billons, based on the discounted cash Valuation Summary (BRL MM) Methodologies The preparation of the Valuation Report was based on the following methodologies and criteria: Discounted Cash Flow (DCF); Trading Multiples. We understand that the DCF methodology allows the analysis of future results from the operations, being this the most appropriate methodology for determining the economic and financial value of the Contributed Assets The DCF took into consideration: Business Plan for the 2014 2018 period (5 years), which was prepared and reviewed by the management and approved by the board of directors of the Company and its subsidiaries; Public information on the market, the sector and comparable companies; Nominal Euro discount rate of 9.11%; Exchange rate Real/Euro in February 20, 2014 of 3.2628 ¹. 4,981 5,296 5,505 5,854 5,243 5,575 Trading Multiples Discounted Cash Flow (1) Average of closing bid and ask FX rates published by Bacen (PTAX-800)

p.9 Laudo de AvaliaçãoBanco Santander (Brasil) S.A. on February 21, 2014 2. Santander Credentials

Santander Credentials

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Santander, through its Corporate Finance division, has extensive experience in the market, acting as financial advisor in several transactions involving the preparation of Valuation Reports

- The internal approval process for Valuation Reports issued by Santander involves external legal advisors with the purpose of assisting in its review, discussion and approval by an internal committee composed by professionals from the Corporate Finance, Corporate Banking, Compliance and Legal Department, in which the main assumptions and methodologies are discussed and explained

TMT Sector Valuation Reports Prepared by Santander in Brazil

Date	Parties	Description	Value	Role
Março 2011	Telefónica / vivo	Incorporação das ações da Vivo Participações Telesp	R$ 33.200.000.000	Assessor Financeiro da Telesp
Agosto 2010	Apax Partners / TIVIT	Laudo de avaliação para OPA de até a totalidade das ações da Tivit Terceirização de Processos, Serviços e Tecnologia S.A.	US$ 441.400.000	Assessor Financeiro dos Compradores
Janeiro 2010	américa móvil / TELMEX	Emissão de fairness opinion para aquisição da Carso Global Telecom e Telmex International pela America Movil	US$ 27.387.000.000	Assessor Financeiro dos Compradores
Novembro 2007	oi / Telemar	Oferta Pública de Aquisição de ações preferenciais da Telemar Norte Leste S.A.	US$444.912.005	Assessor Financeiro do Comprador
Novembro 2006	TELMEX	Oferta Pública de Aquisição das ações da Embratel Participações S.A.	US$782.832.663	Assessor Financeiro do Comprador
Março 2006	TIM	Assessor da TIM Celular S.A. na venda para a TIM Participações S.A.	US$ 7.143.084.379	Assessor Financeiro do Vendedor
Maio 2005	TIM	Assessor da TIM Participações S.A. na aquisição de participação minoritária na TIM Sul S.A.	R$ 324.734.263	Assessor Financeiro
Maio 2005	TIM	Assessor da TIM Participações S.A. na aquisição de participação minoritária na TIM Nordeste Telecomunicações S.A.	US$ 302.758.704	Assessor Financeiro
Agosto 2004	TIM	Assessor na fusão entre Tele Celular Sul Participações S.A. e Tele Nordeste Celular Participações S.A.	US$ 408.000.000	Assessor Financeiro
Janeiro 2004	TIM	Assessor na reestruturação da Tele Nordeste Celular Participações S.A. e Telpe Celular S.A. por meio de cinco fusões	R$ 742.000.000	Assessor Financeiro

TMT Sector Valuation Reports Prepared by Santander in Europe

Date	Parties	Description	Value	Role
Julho 2013	hispasat / abertis	Venda de stake de16% hispasat para: abertis	€173.000.000	Assessor financeiro do Estado
Julho 2013	Riverside / oni / altice	Venda de stake de 61% oni para: altice	Confidencial	Assessor financeiro da Riverside
Fevereiro 2013 - 2007	IMPRESA	Valuation da [Impresa] & OTHER GROUP COMPANIES	Confidencial	Assessor financeiro da Impresa
Janeiro 2013	optimus / ZON	Fusão com ZON	€ 1.450.000.000	Assessor financeiro da Optimus
Fevereiro 2012	ANTENA 3 / laSexta	Aquisição da laSexta	€ 269.000.000	Fairness Opinion para Antena 3
Janeiro2010	CARSO GLOBAL TELECOM	AMX Oferta de compra de ações	US$ 27.388.000.000	Assessor financeiro da Carso Global Telecom
Abril 2010	Telecinco / cuatro / DIGITAL+	Aquisição de 100% da Cuatro e 22% da Digital +	€ 1.050.000.000	Fairness Opinion para Telecinco
Abril 2010	CVC Capital Partners / R	Aquisição de 35% da R	€ 236.000.000	Assessor financeiro da CVC
Novembro 2008	TELECOM Italia	Valuation da: TELECOM	Confidencial	Assessor financeiro da Telecom Italia
Outubro 2008	endesa	Valuation da SPANISH IT COMPANY	Confidencial	Assessor financeiro da Endesa
Fevereiro 2008	Telefónica	Valuation da Chilean BPO	Confidencial	Assessor financeiro da Telefónica

Other recent Valuation Reports prepared by Santander in Brazil

Date	Parties	Description	Value	Role
Agosto 2013	PETROBRAS / GPE	Venda de 20% do capital social votante da Companhia Energética Potiguar S.A. para a GPE	R$ 38.000.000	Assessor Financeiro da Petrobras
Junho 2013	PETROBRAS / CEMIG	Venda das ações na Brasil PCH, equivalentes a 49% das ações ordinárias, para a CEMIG	R$ 650.000.000	Assessor Financeiro da Petrobras
Fevereiro 2013	PETROS / LUPATECH	Laudo de Avaliação da San Antonio Brasil (SAB) para a Petros no Processo de Incorporação da SAB pela Lupatech	Confidencial	Assessor Financeiro
Dezembro 2012	invepar / PETROS	Elaboração de Relatório de Avaliação da invepar para PETROS	Confidencial	Assessor Financeiro
Dezembro 2012	Braskem / cetrel	Fairness Opinion para a Braskem no âmbito da venda de 54,2% da Cetrel e 100,0% da UTA para a Foz do Brasil	R$ 652.000.000	Assessor Financeiro
Junho 2012	Camargo Corrêa	Laudo de Avaliação para a OPA de cancelamento de registro de companhia aberta e saída do Novo Mercado da CCDI – Camargo Corrêa Desenvolv. Imobiliário SA	R$ 210.372.311	Assessor Financeiro
Junho 2010	Guarani / Tereos	Fusão entre Açúcar Guarani e Tereos International	R$ 6.400.000.000	Assessor Financeiro da Guarani
Abril 2010	Dufry	Fusão entre a Dufry AG e a Dufry South America Ltd.	US$ 2.695.000.000	Assessor Financeiro
Dezembro 2009	Tractebel Energia GDF SUEZ	Laudo de Avaliação da Usina Estreito para a Tractebel Energia no Processo de Aquisição de 40,07% da Usina	R$ 1.420.770.622	Assessor Financeiro
Dezembro 2009	BERTIN / JBS	Fusão entre Bertin e JBS, criando o maior produtor mundial de proteína animal	US$14.645.693.183	Assessor Financeiro da Bertin
Novembro 2009	USIMINAS	Fusão dos negócios de distribuição e centros de serviços de aço controlados pela Usiminas	Confidencial	Assessor Financeiro da Usiminas

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.11 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Luis Enrique Devis Managing Director, Corporate Finance Luis Enrique Devis joined Santander in 2007 and is currently responsible for Agribusiness, TMT, Healthcare and Industrial sector within the Corporate Finance team, as well as M&A in Brazil. Mr. Devis has 18 years of experience in mergers and acquisitions in Brazil and Latin America, having successfully completed over 50 transactions for a value of approximately $ 90 billion. Prior to working at Santander, Mr. Devis worked for ABN AMRO with a focus on the TMT sector for Latin America, based in São Paulo, New York and Bogota. Previously, Mr. Devis worked at Morgan Stanley, Deutsche Morgan Grenfell and Corfivalle in Colombia. Mr. Devis holds a degree in Industrial Engineering from Universidad de los Andes and worked as a professor of corporate finance and Roman history at the Universidad de los Andes and the Colegio de Estudios Superiores de Administración - CESA. He is fluent in English, Portuguese, French and Spanish (native) Flávio Tavares Valadão Managing Director, Head of Corporate Finance Flavio Valadão joined Santander in 2008 as Head of Corporate Finance for the Americas. Mr. Valadão joined the Corporate Finance team of Banco Real in 1998 and in 2006 was appointed Head of M&A for Latin America. Before joining Banco Real, worked for 8 years at Paribas Bank, originating and leading the advisory of several public offerings, privatizations and mergers and acquisitions projects in Latin America, mainly in the Energy & Resources, Water & Sanitation, Telecom, Transportation & Distribution of Gas and Financial Services. BS in Electrical Engineering from the Escola de Engenharia Mauá and Masters in Electrical Engineering at the Université de LiIle in France Bruno Lima VP, Corporate Finance Bruno Lima joined the Corporate Finance team at Santander in late 2009 with a focus on M&A. and since 2012, also started to work on the origination and execution of Equity Capital Markets transactions (IPOs and follow-ons). Previously, Bruno worked for three years as an analyst at BES Investimento in the Corporate Finance division (M&A). Prior to that he also worked as an intern in the Latam Risk Analysis Unit of Citigroup. BS in Business Administration from the Fundação Getulio Vargas. Gustavo Duarte joined the team of Corporate Finance at Banco Santander in Brazil in 2013. Previously, Gustavo worked as associate in the Integra Associados Reestruturação Empresarial and as an analyst in the Corporate Development team at Banco Santander in Brazil. Gustavo Duarte is fluent in Portuguese and English. BS in Business Administration from the Fundação Getulio Vargas. Gustavo Duarte Associate, Corporate Finance Information on the Professionals Responsible for the Valuation Report in Brazil

p.12 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Rodrigo Teixeira Executive Director, Corporate Finance Rodrigo Teixeira is the Executive Director of the M&A TMT team in Madrid, where he has been working for the last 6 years. The last transaction advised by Rodrigo was to Telefónica in the sale of a 40% stake in its operations in Central America; he was also involved in the IPO of O2 Germany, in the sale of telecom towers from Movistar to Abertis, incorporation of Teles and Vivo in Brazil, and Carso Global tender offer for AMX. Previously , Rodrigo worked for 5 years as Associate at Mercer Management Consulting , advising various clients , mostly in the TMT sector , but also Industrial, FMCG and FIG. Rodrigo worked in Brazil for 6 months on a project for a steel company in Minas Gerais. While at Mercer, Rodrigo worked in Portugal, Spain, France, the UK and Brazil Rodrigo holds a degree in Economics from Universidade Nova de Lisboa and has an International MBA from Instituto de Empresa Business School. He is a member of Beta Gamma Sigma Honor Society. Have proficiency in Portuguese, Spanish and English, and basic knowledge in French Renato Alves VP, Corporate Finance Part of the Spanish team of Santander Global Banking & Markets since July 2007, Renato is currently VP of the TMT team. Renato has over 12 years experience in Investment Banking, having previously worked for 5 years for CGD’s investment bank. Renato worked on transactions involving clients such as Bain Capital, Schneider Electric, Telefónica, PT, RCS MediaGroup, Telecinco, Vocento, Impresa and Cofina, among others, on M&A, ECM and other financial advisory transactions. Mr. Alves holds a degree in Economics from Universidade Nova de Lisboa and also is a Chartered Financial Analyst (CFA) charter holder Information on the Professionals Responsible for the Valuation Report in Europe

p.13 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 3. Scope of the Valuation

| p.14 |

Scope of the Valuation

The scope of the valuation of this Report includes the assets and liabilities of Portugal Telecom that will be contributed to Oi (Contributed Assets / PT Ex-Brazil)

PT Ex-Brazil Structure



Portugal Telecom SGPS
100%
100%
75%
PT Portugal
PT Participações
Africatel

- Includes the consolidation of the accounts of holdings 100% owned by PT SGPS, such as PT Centro Corporativo, PT Investimentos Internacionais (PT II), PT Finance BV
- Includes all businesses in Portugal: fixed, mobile, pay-TV, data center, and other companies of the Group, for example, Sport TV



PT Participações
75 %
45%
31%
25 %
6%
TPT
HDT
Siresp
Entigere
Segurad. Int. Moçambique
54 %
3%
Timor Telecom
Africatel
100%
100%
34%
51%
Directel LTI
PT Ventures
MTC
CST
60%
Kenya P.
55%
ELTA
50%
LTM
60%
Dir. CV
100%
Dir. Uganda
25%
Unitel
40%
Multitel
40%
CV Telecom
40%
74,5%
STP-Cabo

Source: provided by Oi and prepared by PT

Companies valued at book value or without activity

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

Scope of the Valuation (cont'd)

| p.15 |

Overview of the companies included in the Business Plan and being valued by the Discounted Cash Flow methodology

Company	Country	Interest (%)	Activities	2013 Sales [1] (EUR MM)	2013 EBITDA [1] (EUR MM)
PT Portugal				**2,612**	**1,040**
Portugal Telecom	Portugal	100.00%	Fixed and Mobile	2,571	1,033
Sport TV	Portugal	25.00%	TV Channel	41	7
PT Participações				**38**	**18**
TT - Timor Telecom	East Timor	44.17%	Fixed and Mobile	23	11
HDT - Hungaro Digitel	Hungary	44.62%	Satellite Data Transmission	3	1
Siresp	Portugal	30.55%	Network Operator	12	6
Africatel				**394**	**212**
Unitel	Angola	18.75%	Mobile	312	176
Multitel	Angola	30.00%	Communication Services	5	2
ELTA - Empresa Lista Telefónicas Angola	Angola	41.25%	Yellow Pages	3	1
CVT - Cabo Verde Telecom	Cape Verde	30.00%	Fixed and Mobile	21	10
DCV - Directel Cabo Verde	Cape Verde	57.00%	Yellow Pages	2	0
MTC - Mobile Telecommunications Limited	Namibia	25.50%	Mobile	41	20
CST - Companhia Santomense de Telecomunicações	São Tomé and Príncipe	38.25%	Fixed and Mobile	5	1
KPD - Kenya Postel Directories	Kenya	45.00%	Yellow Pages	3	0
LTM - Listas Telefónicas de Moçambique	Mozambique	37.50%	Yellow Pages	3	1

(1) Proportional Consolidated Pro-Forma
Source: provided by Oi and prepared by PT

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.16 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 86.2% 10.5% 3.3% Portugal Angola Others 1.3% 0.8% 0.7% 0.4% Namibia East Timor Cape Verde Others 82.4% 14.1% 3.5% Portugal Angola Others 1.6% 0.8% 0.8% 0.3% Namibia East Timor Cape Verde Others 84.5% 10.3% 5.3% Portugal Telecom Unitel Others 1.4% 1.3% 0.8% 0.7% 1.2% Sport TV MTC TT CVT Others Financial Highlights of the Companies Being Valued Portugal and Angola represent approximately 97% of the proportionally consolidated pro-forma revenues and EBITDA 2013 Revenues Consolidated Pro-Forma (EUR MM) 2013 EBITDA Consolidated Pro-Forma (EUR MM) 3,046 3,046 81.4% 13.8% 4.8% Portugal Telecom Unitel Others 1,269 1.6% 0.8% 0.8% 0.5% 1.1% MTC TT CVT Sport TV Others 1,269 Source: provided by Oi and prepared by PT

p.17 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Financial Statements of PT Ex-Brazil Income Statement - Proportionally Consolidated Pro-Forma Source: provided by Oi and prepared by PT EUR MM 2012 2013 Operational Revenue 3,188 3,046 Europe 2,771 2,627 Residential 701 712 Personal 612 561 Corporate & PME 869 759 Wholesale & Other 405 397 Sales 114 123 Other 71 74 Africa and East Timor 415 417 Mobile 365 366 Fixed 13 13 Other 37 38 Opex (1,797) (1,776) Wages&Salaries (301) (294) Direct Costs (489) (487) Commercial Costs (359) (371) Support Services (203) (209) Maintenance and Repairs (118) (112) Supplies and External Services (228) (210) Taxes and Provisions (13) (12) Other Operating Costs (86) (81) EBITDA 1,391 1,269 EBITDA Margin 43.6% 41.7%

p.18 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 4. Valuation of PT Ex-Brazil

p.19 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Valuation Methodologies Description of valuation methodologies used in this valuation report Methodology Description and Information Used Considerations Discounted Cash Flow (DCF) Fundamental analysis based on long-term financial projections of the Company Analysis supported by long-term business plan prepared by the Company and approved by the Board of Directors Reflects the best estimates of the Company's management as to the expected future financial performance of the Contributed Assets Capture prospects for long-term growth Identifies key value creation factors and allows to evaluate the sensitivity of each of these factors Projections may be affected by subjective considerations Trading Multiples Valuation Valuation based on the implied multiples of comparable listed companies Market prices reflect investors' expectations about the future performance of the industry Multiples applied on historical results and/or projected by the Company Simplest and widely used methodology Assumes that the company to be valued presents growth prospects, operating efficiency, capital cost, etc. similar to the selected comparable companies Difficulty to obtain truly comparable companies Santander favored the discounted cash flows methodology for believing that this is the one that best captures the future performance of PT Ex-Brazil, in line with best estimates of the management of the Company

p.20 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 4. Valuation of PT Ex-Brazil Discounted Cash Flow

p.21

Assets Valued by the Discounted Cash Flow Methodology

For the DCF analysis, Santander used financial projections for each of the operations of the Contributed Assets in proportionally to the stake held by the Company

Operations of PT Ex-Brazil Valued by the Discounted Cash Flow Methodology


Portugal Telecom SGPS
100%
100%
75%
PT Portugal
PT Participações
Africatel

Company	Country	Interest (%)
PT Portugal		
Portugal Telecom	Portugal	100.00%
Sport TV	Portugal	25.00%
PT Participações		
TT - Timor Telecom	East Timor	44.17%
HDT - Hungaro Digitel	Hungary	44.62%
Siresp	Portugal	30.55%
Africatel		
Unitel	Angola	18.75%
Multitel	Angola	30.00%
ELTA - Empresa Lista Telefónicas Angola	Angola	41.25%
CVT - Cabo Verde Telecom	Cape Verde	30.00%
DCV - Directel Cabo Verde	Cape Verde	57.00%
MTC - Mobile Telecommunications Limited	Namibia	25.50%
CST - Companhia Santomense de Telecomunicações	São Tomé and Principe	38.25%
KPD - Kenya Postel Directories	Kenya	45.00%
LTM - Listas Telefónicas de Moçambique	Mozambique	37.50%


PT Participações
75 %
45%
31%
TPT
HDT
Siresp
54 %
3%
Timor Telecom
Africatel
100%
100%
34%
51%
Directel LTI
PT Ventures
MTC
CST
74,5%
STP-Cabo
60%
Kenya P.
25%
Unitel
55%
ELTA
40%
Multitel
50%
LTM
40%
CV Telecom
60%
Dir. CV
40%

Source: provided by Oi and prepared by PT

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.22 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Valuation by the Discounted Cash Flow Methodology Overview of the valuation methodology The DCF methodology consists in calculating the value of a company as the present value of its future free cash flows, discounted at a rate that represents its weighted average cost of capital For the DCF analysis, Santander used financial projections for each operation of PT Ex-Brazil: The free cash flows to the firm were obtained from the business plan ("Business Plan") prepared by the Company and provided by the Contracting Party for the period between 2014 and 2018 The Business Plan is based on the proportional consolidation of annual cash flows projected for each of the major business units, according to the table shown on the previous page The assumptions adopted in the Business Plan of the Company were discussed with its executives To calculate the midpoint of the valuation, a specific discount rate (weighted average cost of capital - "WACC"), in nominal Euros, was calculated to each country where the Company has operations, based on market parameters and derivates from comparable companies The cash flows were discounted to the base date of December 31, 2013 Description Cash Flows Being Valued Proportional Consolidated Pro-forma Operational Cash Flow Consolidated EV of PT Ex-Brazil Equity Value of PT Ex-Brazil For the DCF valuation we consolidated the projections provided in the Business Plan Each asset was valued proportionally to the stake held by the Company, considering a specific discount rate WACCs Adjustments ¹ (1) Adjustments from Enterprise Value to Equity Value, as described on page 27

Discount Rate - WACC

p.23

WACC in nominal Euros, calculated for each country where PT Ex-Brazil operates

		EUROPE		AFRICA & EAST TIMOR							
		Portugal	Hungary	Angola	Namibia	Cape Verde	East Timor	São Tomé and Príncipe	Kenya	Mozambique	
Cost of Equity (Ke)											
Risk free rate	[%]	1.6%	1.6%	1.6%	1.6%	1.6%	1.6%	1.6%	1.6%	1.6%	- Average return (last 24 months) of the 10-year German Bond
Market risk premium	[%]	6.7%	6.7%	6.7%	6.7%	6.7%	6.7%	6.7%	6.7%	6.7%	- Spread between the return on the S&P-500 and the return of long-term bonds of the US government (1926 to 2012)
Unlevered Beta	[unit]	0.61	0.61	0.98	0.98	0.98	0.98	0.98	0.98	0.98	- Average of the unlevered betas of comparable companies
Leverage (D/E)	[%]	52.5%	52.5%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%	- Average leverage of comparable companies
Leverage (D/D+E)	[%]	34.4%	34.4%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	
Taxes	[%]	26.7%	11.9%	35.0%	33.0%	25.0%	10.0%	25.0%	30.0%	32.0%	- Local income tax rate for legal entities
Levered Beta	[%]	0.84	0.89	1.02	1.02	1.02	1.03	1.02	1.02	1.02	
Country risk premium	[%]	3.6%	3.8%	5.4%	3.3%	8.3%	11.3%	5.4%	6.8%	6.8%	- Average spread based on sovereign bonds and adjusted by the volatility of equity markets in emerging countries
Ke	[%]	**10.8%**	**11.3%**	**13.8%**	**11.7%**	**16.7%**	**19.7%**	**13.8%**	**15.2%**	**15.2%**	
Cost of Debt (Kd)											
EuroSwap 10-year	[%]	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	- Average return (last 24 months) of the 10-year EuroSwap
Spread - Portugal Telecom	[%]	2.5%	2.5%	6.5%	6.5%	6.5%	6.5%	6.5%	6.5%	6.5%	- Estimated spread for long-term securities issued by PT in Europe and by subsidiaries in Africa
Gross cost of debt	[%]	4.4%	4.4%	8.4%	8.4%	8.4%	8.4%	8.4%	8.4%	8.4%	
Taxes	[%]	26.7%	11.9%	35.0%	33.0%	25.0%	10.0%	25.0%	30.0%	32.0%	- Local income tax rate for legal entities
Kd	[%]	**3.2%**	**3.9%**	**5.5%**	**5.6%**	**6.3%**	**7.6%**	**6.3%**	**5.9%**	**5.7%**	
Capital Structure											
Leverage (D/E)	[%]	52.5%	52.5%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%	- Average leverage of comparable companies
E / (D+E)	[%]	65.6%	65.6%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	
D / (D+E)	[%]	34.4%	34.4%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	
WACC	[%]	**8.2%**	**8.7%**	**13.4%**	**11.4%**	**16.2%**	**19.1%**	**13.5%**	**14.7%**	**14.7%**	
Stake in Total EBITDA 13'	[%]	82,4%	0,1%	14,1%	1,6%	0,8%	0,8%	0,1%	0,0%	0,1%	
Stake in Total OCF 13 ¹	[%]	80,4%	0,1%	16,0%	1,7%	0,9%	0,6%	0,0%	0,1%	0,2%	

(1) OCF = EBITDA (–) Capex
Source: Santander, Bloomberg, Ibbotson 2013, Damodaran, Aswath

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

| p.24 |

Main Assumptions Considered in DCF Valuation

Macroeconomic assumptions

Macroeconomic Assumptions

	2013	2014	2015	2016	2017	2018	Perp.
Inflation							
Europe	1.5%	1.5%	1.4%	1.5%	1.5%	1.5%	1.5%
Portugal	0.7%	1.0%	1.5%	1.5%	1.5%	1.5%	1.5%
USA	1.4%	1.5%	1.8%	2.0%	2.0%	2.0%	2.0%
Angola	9.2%	8.5%	7.7%	7.2%	7.2%	7.2%	7.2%
Namibia	6.4%	6.3%	5.9%	5.7%	5.7%	5.7%	5.7%
Cape Verde	3.3%	2.7%	2.8%	2.5%	2.5%	2.5%	2.5%
East Timor	10.6%	9.5%	8.1%	7.1%	7.1%	7.1%	7.1%
São Tomé and Principe	8.6%	7.5%	5.0%	3.5%	3.5%	3.5%	3.5%
Hungary	2.4%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Kenya	5.4%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%
Mozambique	5.5%	5.6%	5.6%	5.6%	5.6%	5.6%	5.6%
Conversion Rate for EUR							
EUR	1.00	1.00	1.00	1.00	1.00	1.00	1.00
USD	1.33	1.33	1.33	1.34	1.35	1.35	1.36
NAD	12.82	13.42	14.02	14.59	15.18	15.80	16.45
CVE	110.27	110.27	110.27	110.27	110.27	110.27	110.27
KES	114.42	118.40	122.57	126.78	131.14	135.65	140.32
MZN	40.04	41.68	43.40	45.15	46.96	48.86	50.82
HUF	296.84	301.32	305.99	310.48	315.03	319.66	324.35
STD	24,500.00	24,500.00	24,500.00	24,500.00	24,500.00	24,500.00	24,500.00
Taxes							
Portugal	25.0%	29.5%	27.5%	25.5%	25.5%	25.5%	25.5%
Angola	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Namibia	33.0%	33.0%	33.0%	33.0%	33.0%	33.0%	33.0%
Cape Verde	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
East Timor	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%
São Tomé and Principe	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
Hungary	10.0%	10.0%	10.0%	11.9%	11.9%	11.9%	12.1%
Kenya	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%
Mozambique	32.0%	32.0%	32.0%	32.0%	32.0%	32.0%	32.0%

Source: IMF, KPMG, E&Y, PwC and Deloitte

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.25 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Operational assumptions Source: provided by Oi and prepared by PT Operational Assumptions Units 2012 2013 2014 2015 2016 2017 2018 CAGR 13-18 Unidade 2012 2013 2014 2015 2016 2017 2018 CAGR 13-18 PT Portugal CVT (Cape Verde) Clients ('000) Fixed Residential 3,841 3,893 3,894 3,804 3,744 3,770 3,795 -0.5%  Subscribers ('000) 72.3 68.2 65.0 64.0 64.6 65.3 65.9 -0.7% Personal 5,978 6,173 6,238 6,237 6,353 6,405 6,426 0.8% Avg ARPU/mth (CVE) 4,320 4,278 4,428 4,582 4,708 4,804 4,861 2.6% Corporate & PME 2,532 2,555 2,615 2,663 2,676 2,691 2,714 1.2% Mobile Avg ARPU/mth (EUR)  Subscribers ('000) 316.0 343.4 377.2 394.3 403.0 411.8 420.8 4.1% Residential 31.6 31.8 32.0 32.6 33.2 33.6 33.7 1.2% Avg ARPU/mth (CVE) 920 861 794 753 728 715 711 -3.8% Personal 8.7 7.6 7.2 7.1 6.9 6.8 6.9 -1.9% DCV (Cape Verde) Corporate & PME 28.6 24.7 22.0 20.6 19.7 19.2 18.7 -5.4% Advertisers 2,210 2,301 2,547 2,735 2,814 2,859 2,886 4.6% HDT (Hungary) Avg ARPA/year (CVE) 94,735 172,245 232,965 256,262 269,075 279,838 288,233 10.8% Clients ('000) 4,117.5 4,086.5 3,942.5 3,795.7 3,757.3 3,766.7 3,795.0 -1.5% MTC (Namibia) Avg ARPU/mth (HUF) 82.0 135.8 145.0 146.2 150.3 155.2 161.1 3.5% Mobile Unitel (Angola)  Subscribers ('000) 2,048 2,204 2,304 2,384 2,453 2,511 2,561 3.0% Mobile Avg ARPU/mth (NAD) 73.9 74.7 76.3 77.9 79.2 80.3 81.0 1.6% Subscribers ('000) 8,217 9,442 10,316 11,064 12,001 13,233 14,529 9.0% CST (São Tomé and Príncipe) Avg ARPU/mth (USD) 19.8 18.4 17.9 17.7 17.7 17.5 17.2 -1.3% Fixed Multitel (Angola)  Subscribers ('000) 8.0 7.5 6.4 6.0 6.1 6.2 6.3 -3.5% Clients ('000) 1,158.0 1,456.0 1,734.0 1,955.1 2,144.1 2,310.4 2,435.4 10.8% Avg ARPU/mth (STD) 760,765 749,969 780,085 745,204 733,655 739,536 753,928 0.1% Avg ARPU/mth (USD) 1,424.6 1,367.2 1,337.5 1,346.2 1,384.2 1,388.3 1,414.1 0.7% Mobile ELTA (Angola)  Subscribers ('000) 118.6 124.8 128.1 129.5 131.9 135.9 140.9 2.4% Advertisers 3,392 3,446 3,628 3,792 3,900 3,976 4,024 3.1% Avg ARPU/mth (STD) 148,974.1 149,429.4 138,802.5 130,390.4 123,097.2 116,676.4 110,584.2 -5.8% Avg ARPA/year (USD) 3,149 3,100 3,099 3,086 3,072 3,054 3,045 -0.4% TT (East Timor) KPD (Kenya) Fixed Advertisers 6,158 5,135 4,975 5,028 5,095 5,164 5,223 0.3%  Subscribers ('000) 3.1 3.5 3.8 3.9 4.0 4.1 4.2 3.3% Avg ARPA/year (KES) 126,707 127,270 118,429 113,289 109,593 107,693 106,683 -3.5% Avg ARPU/mth (USD) 148 163 160 173 193 206 219 6.1% LTM (Mozambique) Mobile Advertisers 5,972 6,055 6,313 6,650 6,897 7,068 7,166 3.4%  Subscribers ('000) 615.6 627.2 625.4 630.3 648.7 680.4 715.8 2.7% Avg ARPA/year (MZN) 51,883 50,911 50,501 49,931 49,170 48,193 47,053 -1.6% Avg ARPU/mth (USD) 9.3 8.2 7.3 7.1 6.8 6.6 6.3 -5.0%

| p.26 |

Discounted Cash Flow of PT Ex-Brazil

The Enterprise Value of PT Ex-Brazil based on the DCF methodology was valued at EUR 8.4 billion

PT Ex-Brazil

EUR millions	2012	2013	2014	2015	2016	2017	2018	Perp.
Net Revenue	3,186.1	3,045.6	2,923.5	2,898.0	2,921.8	2,958.6	3,001.4	3,046.7
Opex	(1,795.5)	(1,775.9)	(1,721.8)	(1,667.8)	(1,645.4)	(1,655.8)	(1,672.8)	(1,698.0)
EBITDA	**1,390.7**	**1,269.7**	**1,201.7**	**1,230.2**	**1,276.3**	**1,302.7**	**1,328.7**	**1,348.7**
Depreciation	(756.1)	(712.8)	(676.5)	(634.5)	(575.8)	(520.1)	(475.3)	(482.5)
EBIT	**634.5**	**556.9**	**525.2**	**595.7**	**700.5**	**782.7**	**853.4**	**866.2**
(-) Taxes			(162.5)	(175.8)	(194.5)	(216.5)	(235.5)	(239.0)
(+) Depreciation			676.5	634.5	575.8	520.1	475.3	482.5
(-) Capex			(460.5)	(386.5)	(378.3)	(371.4)	(368.2)	(482.5)
(-) Changes in Working Capital			34.0	13.6	9.8	9.8	11.4	-
(+) Non-cash items			0.7	1.5	1.5	1.5	1.5	1.5
FCFF			**613.4**	**683.0**	**714.8**	**726.1**	**737.8**	**628.7**
Discount Factor			1.04	1.14	1.24	1.36	1.48	1.48
PV FCFF			**587.2**	**599.3**	**574.8**	**535.1**	**498.3**	**5,584.2**

Implied WACC	**9.11%**	
Perpetuity Growth	**1.51%**	
Present Value of the Projected Flo	2,794.7	33.4%
Present Value of the Perpetuity	5,584.2	66.6%
Proportional Consolidated EV	**8,378.9**	**100.0%**

Implied Multiples Analysis	**2013**	**2014**
EV / EBITDA	6.6X	7.0X

- The cash flow presented above is the proportional consolidation of cash flows for each of the operations, converted to Euro
- The Enterprise Value of PT Ex-Brazil was calculated from the present value of the cash flows of each of the operations (sum of the parts). Based on this value and on the consolidated cash flow, the implied WACC for PT Ex-Brazil was calculated
- The perpetuity considers the assumption that, in the long run, the WACC is equal to the ROIC, thus the growth rate does not create value. In this sense, it was considered the maintenance of the invested capital (Depreciation = Investment in CAPEX and Working Capital) and constant cash flows in real terms (Inflation = g)
- Taking into account that the disputes between the shareholders of Unitel have caused constant delays in the payment of dividends to PT, an 18 months delay was applied over the cash flows generated by Unitel. This adjustment impacts the implied WACC of PT Ex-Brazil

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

| p.27 |

Equity Value of PT Ex-Brazil

Performing all necessary adjustments of net debt, post retirement benefits, companies not considered on the DCF and other contingencies, the equity value of PT Ex-Brazil was valued at BRL 5.3~5.9 billion

Summary of PT Ex-Brazil Valuation	
Proportionally Consolidated EV	**8,378.9**
(-) Proportional net debt adjusted for minority interests	(6,097.1)
(-) Post Retirement Benefits post-tax	(774.9)
(+) Companies not considered in the DCF and valued at book value	21.4
(-) Other adjustments	180.5
Equity Value (EUR MM)	**1,708.7**
FX BRL/EUR (02/20/2014) [4]	3.2628
Equity Value (BRL MM)	**5,575.1**

1. Pro-forma net debt of PT Ex-Brazil on 12/31/2013 [1]
2. Present value of the post retirement benefits' cash flow [2]
3. Companies not considered in the DCF and valued at book value [2]
4. Other adjustments [3]

Range of Values	Bottom Range (-5%)	Midpoint	Top Range (+5%)
Equity Value (EUR MM)	1,623.3	1,708.7	1,794.1
Equity Value (BRL MM)	5,296.4	5,575.1	5,853.9

Based on the Business Plan of the Company, Santander evaluated the Equity Value of PT Ex-Brazil between BRL 5.3 billion and BRL 5.9 billion using the Discounted Cash Flow methodology

(1) Pro-forma net debt reported by the Company
(2) Details in the appendix
(3) Compensation relative to the early termination of wireline concession agreement, dividends payable by Unitel to PT (prior to 2013), and amount to be paid for the acquisition of 25% of Sport TV (under approval)
(4) Average of closing bid and ask FX rates published by Bacen (PTAX-800)

Santander GLOBAL BANKING & MARKETS

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p.28 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 4. Valuation of PT Ex-Brazil Trading Multiples

Trading Multiples: Europe

| p.29 |

Benchmarking key financial indicators and multiples of selected comparable companies

Company	Country	Mkt Cap (EUR MM)	Sales Growth			EBITDA Margin			Capex / Sales		
			2012	2013E	2014E	2012	2013E	2014E	2012	2013E	2014E
KPN Adjusted	Netherlands	11,397	(4.7%)	(32.0%)	(4.2%)	36.5%	34.1%	33.4%	14.3%	15.5%	17.1%
British Telecom [1]	Britain	37,326	(5.5%)	0.1%	(0.1%)	32.6%	33.2%	34.3%	13.6%	13.1%	13.5%
Belgacom	Belgium	7,185	0.8%	(1.2%)	(1.0%)	27.8%	26.8%	26.0%	12.0%	14.0%	13.0%
Telekom Austria	Austria	3,012	(2.8%)	(3.0%)	(1.8%)	33.6%	30.8%	31.1%	16.8%	16.7%	16.7%
Elisa	Finland	3,310	1.5%	0.1%	1.0%	32.2%	32.4%	33.3%	12.2%	14.2%	12.9%
TDC	Denmark	5,582	(0.7%)	(5.1%)	(2.9%)	39.9%	40.1%	40.5%	9.8%	14.4%	15.3%
OTE	Greece	5,835	(7.1%)	(14.3%)	(4.3%)	33.1%	32.7%	36.3%	11.8%	14.0%	13.6%
Swisscom	Switzerland	21,305	(0.7%)	0.6%	0.2%	36.9%	37.4%	37.6%	22.5%	20.9%	20.6%
Telecom Italia	Italy	15,290	(1.5%)	(10.5%)	(11.3%)	39.5%	39.4%	40.1%	10.8%	18.1%	18.3%
Average			**(2.3%)**	**(7.3%)**	**(2.7%)**	**34.7%**	**34.1%**	**34.7%**	**13.8%**	**15.7%**	**15.6%**

Company	Country	EV (EUR MM)	EV / Sales			EV / EBITDA			EV / OCF [2]		
			2012	2013E	2014E	2012	2013E	2014E	2012	2013E	2014E
KPN Adjusted	Netherlands	12,743	1.0X	1.5X	1.6X	2.8X	4.4X	4.7X	4.6X	8.1X	9.6X
British Telecom [1]	Britain	46,811	2.1X	2.1X	2.1X	6.5X	6.4X	6.2X	11.2X	10.6X	10.2X
Belgacom	Belgium	9,177	1.4X	1.4X	1.5X	5.1X	5.4X	5.6X	9.1X	11.3X	11.3X
Telekom Austria	Austria	6,343	1.5X	1.5X	1.5X	4.4X	4.9X	5.0X	8.7X	10.7X	10.7X
Elisa	Finland	4,260	2.7X	2.7X	2.7X	8.5X	8.5X	8.1X	13.7X	15.1X	13.3X
TDC	Denmark	8,573	2.4X	2.6X	2.7X	6.1X	6.4X	6.6X	8.2X	10.0X	10.5X
OTE	Greece	7,889	1.7X	2.0X	2.1X	5.1X	6.0X	5.7X	7.9X	10.5X	9.0X
Swisscom	Switzerland	27,814	3.0X	3.0X	3.0X	8.1X	7.9X	7.9X	20.7X	18.0X	17.4X
Telecom Italia	Italy	49,222	1.7X	1.9X	2.1X	4.2X	4.7X	5.2X	5.8X	8.7X	9.6X
Average			**2.0X**	**2.1X**	**2.1X**	**5.7X**	**6.1X**	**6.1X**	**10.0X**	**11.5X**	**11.3X**
Most Comparable Peers Average [3]			**2.4X**	**2.5X**	**2.5X**	**7.1X**	**7.1X**	**7.0X**	**11.0X**	**11.9X**	**11.4X**

(1) Value of the year "n" corresponds to the value of "n +1", once the fiscal year ends in March
(2) OCF = EBITDA (–) Capex
(3) Most comparable peers average include peers with more than 80% sales and EBITDA from domestic operations and no key controlling shareholder (with more than 25% interest). Also excludes companies under corporate activity
Source: Bloomberg on 02/10/2014. Comparable's selection: fixed or mobile telecom companies in Europe, excluding companies with more than 50% of EBITDA outside the country of origin

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

Trading Multiples: Africa and East Timor

| p.30 |

Benchmarking key financial indicators and multiples of selected comparable companies

Company	Country	Mkt Cap (EUR MM)	Sales Growth			EBITDA Margin			Capex / Sales		
			2012	2013E	2014E	2012	2013E	2014E	2012	2013E	2014E
MTN	South Africa	24,338	10.9%	0.8%	10.1%	42.6%	43.0%	43.3%	16.7%	19.3%	16.3%
Vodacom [1]	South Africa	11,637	4.5%	8.6%	6.8%	36.4%	36.9%	37.2%	11.1%	12.7%	13.9%
Maroc Telecom	Morocco	7,592	(3.2%)	(3.5%)	0.2%	53.2%	57.1%	57.0%	17.1%	18.3%	17.7%
Safaricom [1]	Kenya	4,030	16.2%	15.3%	12.1%	38.6%	41.5%	41.5%	20.0%	18.8%	17.3%
Average			**7.1%**	**5.3%**	**7.3%**	**42.7%**	**44.6%**	**44.7%**	**16.2%**	**17.3%**	**16.3%**

Company	Country	EV (EUR MM)	EV / Sales			EV / EBITDA			EV / OCF [2]		
			2012	2013E	2014E	2012	2013E	2014E	2012	2013E	2014E
MTN	South Africa	25,721	2.9X	2.8X	2.6X	6.7X	6.6X	6.0X	11.1X	12.0X	9.6X
Vodacom [1]	South Africa	12,360	2.7X	2.5X	2.3X	7.3X	6.7X	6.2X	10.5X	10.2X	9.9X
Maroc Telecom	Morocco	8,819	3.3X	3.4X	3.4X	6.2X	6.0X	6.0X	9.2X	8.9X	8.7X
Safaricom [1]	Kenya	3,963	3.7X	3.2X	2.9X	9.7X	7.8X	7.0X	20.1X	14.3X	11.9X
Average			**3.1X**	**3.0X**	**2.8X**	**7.5X**	**6.8X**	**6.3X**	**12.7X**	**11.3X**	**10.0X**

(1) Value of the year "n" corresponds to the value of "n +1", once the fiscal year ends in March
(2) OCF = EBITDA (–) Capex
Source: Bloomberg on 02/10/2014. Comparable's selection: fixed or mobile telecom companies that operates mainly on the African continent

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

Summary of Trading Multiples Valuation

| p.31 |

Results of the use of trading multiples on the valuation of PT Ex-Brazil

Referencias de avaliação

		Enterprise Value (EUR MM) [1]			*Equity Value* (EUR MM) [2]			Implied multiples on the '14E central value	
		Low	Midpoint	High	Bottom	Midpoint	Top	EV / EBITDA	EV / OCF
1 EV / EBITDA Multiples	2013E	8,833	8,947	9,061	2,163	**2,277**	2,391	7.4X	12.1X
	2014E	8,143	8,221	8,299	1,473	**1,551**	1,628	6.8X	11.1X
2 EV / OCF Multiples	2013E	7,664	7,717	7,769	994	**1,047**	1,099	6.4X	10.4X
	2014E	8,146	8,223	8,301	1,476	**1,553**	1,631	6.8X	11.1X
Average of Midpoints (EUR MM)		8,197	8,277	8,357	**1,527**	1,607	**1,687**	6.9X	11.2X
Average of Midpoints (BRL MM)					**4,981**	5,243	**5,505**		

Comments

- Methodology based on trading comparable companies
- EV results on applying the EV / EBITDA and EV / OCF multiples from selected comparables on estimates for each of the years referenced
  - British Telecom, Elisa e TDC were used for Europe
  - MTN, Vodacom, Maroc Telecom e Safaricom were used for Africa and East Timor
- Average range reached from the average of the midpoints of EV

(1) Equity Value range built by applying variations of + / - 5% on the Equity Value derived from the midpoint of EV / EBITDA and EV / OCF multiples valuation
(2) Considers a total adjustment from Enterprise Value to Equity Value of EUR 6,670 million

Santander
GLOBAL BANKING & MARKETS

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p.32 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 5. Appendix a) Weighted Average Cost of Capital (WACC)

p.33 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 The WACC is determined as the weighted average of a company's costs of equity and debt Such costs are weighted by the respective proportion of equity and debt in the Company's capital structure, according to the following formula: We estimate the WACC of the Company by geography, reflecting the country risk, the cost of debt and borrowing capacity in order to determine an optimal capital structure Our calculations of cost of equity are derived from the CAPM formula: Cost of Equity (Ke) D : Net Debt Amount E : Equity Amount Ke : Cost of Equity Kd : Cost of Debt d e K E D D K E D E WACC Ke : Cost of Equity Rf : Risk Free Rate Rm Rf : Market Risk Premium ß : Estimated beta for the non-diversifiable risk of a company measured by the correlation of its return versus market return Z : County Risk Z Rf) - (Rm Rf Ke Description Source: Santander

p.34 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 0.000 0.500 1.000 1.500 2.000 2.500 ) Risk Free Rate (Rf) We believe the yield of the German government bond is the best estimate for the risk-free rate of return in Euros. We use the 10-year German Treasury Bond because: It is a fixed income security whose long-term yield reflects investors' expectations about future expected returns The 10-year Bond, unlike short-term rates, it is not used as an instrument of monetary policy Reference date: 02/10/2014 Return of the German Bond 10 years (%) Description Return of 10-year German Treasury Bond (%) 24 months average 1.591% Source: Santander and Bloomberg

Discounted Cash Flow (cont'd)

Country Risk (Z)

| p.35 |

Description

- To determine the Country Risk Premium, we use as a base the rating calculated by independent agencies (Moody's and S&P) to sovereign bonds issued by each of the countries
- Based on the rating, the incremental return required by investors compared to sovereign bonds issued by countries with "risk free" profile (AAA rating) is determined
- In case of emerging countries, a volatility index is applied over the spread of sovereign risk. This volatility index is calculated from the ratio of [Standard Deviation of the Equities Market / Standard Deviation of Sovereign Bonds]. This index in emerging countries is approximately 1.5x
- This spread is the best representation of the perceived risk of the international investor community on any given date. This assumption is aligned with the fact that the cost of capital of a company should reflect, at any time, the opportunity cost of the investor to invest in assets with similar risk
- Source: *Country Default Spreads and Risk Premiums, January 2013 – Damodaran, Aswath*

Country Risk Premium (%)

	Portugal	Hungary	Angola	Namibia	Cape Verde	East Timor	São Tomé and Principe[2]	Kenya	Mozambique
Moody's Sovereign Rating	Ba3	Ba1	Ba3	Baa3	n.a.	n.a.	n.a.	B1	B1
S&P Sovereign Rating	BB	BB	BB-	n.a.	B	n.a.	n.a.	B+	B+
Country Default Spread (%)	**3.6%**	**2.5%**	**3.6%**	**2.2%**	**5.5%**	**7.5%**	**3.6%**	**4.5%**	**4.5%**
Volatility index for Equity Markets on Emerging Countries	1.0x	1.5x	1.5x	1.5x	1.5x	1.5x	1.5x	1.5x	1.5x
Country Risk Premium (%)	**3.6%**	**3.8%**	**5.4%**	**3.3%**	**8.3%**	**11.3%**	**5.4%**	**6.8%**	**6.8%**

(1) Moody's and S&P do not publish a rating for East Timor. Considering the risk rating published by EKN of 6 (7), we assume the equivalent spread of Caa1 by Moody's
(2) Moody's and S&P do not publish a rating for São Tomé and Príncipe. We assumed the same rating as Angola
Source: Country Default Spreads and Risk Premiums, January 2013 – Damodaran, Aswath

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This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.36 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Discounted Market Risk Premium (Rm Rf) The Market Risk Premium refers to the additional return required by investors to compensate for the higher risk involved in equities vis-à-vis investments in US Treasury bonds (risk free investment) An estimate of the Market Risk Premium is the historical average of the spread between the return of the Standard & Poors 500 index (S&P-500) and the return on long-term bonds of the US government during the period between 1926 and 2012 We prefer a historical approach rather than predictions of future behavior, since we do not believe that the Market Risk Premium is predictable beyond a period of three to four years. As the Market Risk Premium presents a random behavior, historical information are considered the best estimates of the future We use historical data since 1926 because: This period reflects events that impacted the economic environment, such as wars, depressions and “booms”, which would not be reflected if we use shorter periods Variations in the risk premium are random. Thus, using historical long-term data is considered the best way to estimate the future behavior We used Market Risk Premium of 6.70% (arithmetic average of the period 1926-2012, source: Ibbotson) Description Source: Ibbotson and Santander

p.37 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Beta measures the market risk / systematic risk / non-diversifiable risk. It is a coefficient that attempts to indicate to what extent the volatility of a company's share price may be explained by the volatility in the market portfolio It is calculated through a linear regression between the series of variations in the share price and the series of variations in the market portfolio (Index) Beta is composed of operational and financial risk. In order to factor the operational risk of the business, the beta (ßL) is unlevered based on the selected companies debt/equity structure and income tax The average unlevered beta (ßU) of the set of comparable companies is then levered according to the estimated target capital structure and income tax of the assessed company ßU = ßL / [1+(1 - Tax Rate)*(Debt/Equity)] ßL = ßU * [1+(1 - Tax Rate)*(Debt/Equity)] Description Discounted Cash Flow ( Beta definition (ß) Source: Santander

Discounted Cash Flow (cont'd)

Beta calculation (β)

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This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

Description

- Santander believes that the most appropriate methodology to determine the non-diversifiable risk of the Company is to use the Beta of comparable companies that operate in the telecoms market in selected geographies, since, in the opinion of the appraiser, (i) these companies are those that better reflect the characteristics and particularities of operating market of PT ex-Brazil and represent a sufficiently relevant and diverse sample universe (9 and 4 companies)

Comparables	Country	Market Cap	Net Debt	ND / Equity	Beta	
					Levered	Unlevered
		Local Currency	Local Currency			
Europe						
KPN	Netherlands	11,602	9,718	83.8%	1.06	0.65
British Telecom	Britain	31,015	7,881	25.4%	0.83	0.70
Belgacom	Belgium	7,078	1,801	25.4%	0.72	0.61
Telekom Austria	Austria	2,880	3,329	115.6%	1.02	0.54
Elisa	Finland	3,240	949	29.3%	0.76	0.63
TDC	Denmark	41,047	22,317	54.4%	0.57	0.40
OTE	Greece	5,724	1,660	29.0%	1.07	0.87
Swisscom	Switzerland	25,953	7,940	30.6%	0.73	0.59
Telecom Italia	Italy	15,554	30,572	196.6%	1.08	0.46
Average				*65.6%*	***0.87***	***0.61***
Africa and East Timor						
MTN	South Africa	372,783	16,732	4.5%	1.05	1.02
Vodacom (Cal.)	South Africa	178,182	10,432	5.9%	0.74	0.72
Maroc Telecom	Morocco	85,272	9,596	11.3%	1.18	1.09
Safaricom (Cal.)	Kenya	474,529	-7,809	-1.6%	1.10	1.10
Average				*5.0%*	***1.02***	***0.98***

Source: Bloomberg e Audited Financial Statements of the companies
Note: Beta for the period of 2 years considering weekly change

Santander GLOBAL BANKING & MARKETS

p.39 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 5. Appendix b) Supporting Information to DCF Valuation

p.40 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 Post Retirement Benefits Cash flow of post retirement benefits Year Cash Flows Pre-Tax (EUR Thousand) Cash Flows Post-Tax (EUR Thousand) Year Cash Flows Pre-Tax (EUR Thousand) Cash Flows Post-Tax (EUR Thousand) 2013 188,127 128,867 2035 553 412 2014 202,839 143,001 2036 488 364 2015 191,564 138,884 2037 398 296 2016 172,291 128,357 2038 366 273 2017 141,920 105,730 2039 347 258 2018 128,484 95,721 2040 332 248 2019 111,710 83,224 2041 304 227 2020 100,055 74,541 2042 295 220 2021 88,515 65,944 2043 232 173 2022 77,855 58,002 2044 214 160 2023 66,334 49,419 2045 165 123 2024 56,539 42,122 2046 132 98 2025 50,901 37,921 2047 146 109 2026 45,145 33,633 2048 142 106 2027 40,964 30,518 2049 126 94 2028 35,599 26,521 2050 143 106 2029 26,276 19,576 2051 119 89 2030 5,770 4,298 2052 78 58 2031 1,268 945 2053 64 48 2032 862 642 2054 17 13 2033 772 575 2055 7 5 2034 728 543 Source: provided by Oi and prepared by PT

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Minority Stake Valued at Book Value

Companies not considered in the DCF and valued at book value

PT Portugal	Country	Shareholders	PT's Stake	Book Value (EUR mm)
ADRAL	Portugal	PTC	1.00%	0.1
APOR	Portugal	PT	1.37%	0.0
Auto Sapo Venda Já	Portugal	PTC	50.00%	0.2
BROADNET	Portugal	PT	21.27%	0.0
Caixanet	Portugal	PTC e PT SI	15.00%	0.1
Capital Criativo	Portugal	PTC	20.00%	0.1
CoimbraVita	Portugal	PTC e PT Inovação	4.48%	0.0
Eurescom	Germany	PT	2.46%	0.0
Fibroglobal	Portugal	PTC	5.00%	10.6
IEP	Portugal	PTC	32.00%	0.0
INESC	Portugal	PT e PTC	35.89%	0.9
ITEXAMPLE ACE	Portugal	PT Inovação	4.41%	0.0
Janela Digital	Portugal	PTC	50.00%	2.2
Multicert	Portugal	PT e PTC	20.00%	0.8
NP	Portugal	PT e PTC	6.66%	0.0
Parkubis	Portugal	PTC	2.00%	0.1
PCI-Parque Ciência Tecnologia SA	Portugal	PT Inovação	5.00%	0.1
PT P&F ACE	Portugal	PTC	49.00%	0.0
Startec Global Communication	USA	PTC	0.07%	0.0
Tagusparque	Portugal	PT	5.98%	3.1
Vantec	Portugal	PT	25.00%	0.0
Vortal	Portugal	PT	8.54%	0.0
Vortal SGPS	Portugal	PT	8.54%	0.1
Yunit Serviços ("Yunit")	Portugal	PT	33.33%	2.2
Total				**20.7**

PT Participações	Country	Shareholders	PT's Stake	Book Value (EUR mm)
Entigere	Portugal	PT Part.	25.00%	0.0
Seguradora Inter. de Moçambique	Mozambique	PT Part.	5.84%	0.6
Total				**0.6**

Minority Stake Valued at Book Value	**21.4**

Source: provided by Oi and prepared by PT

Santander GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014

p.42 This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014 5. Appendix c) Glossary

Glossary

Terms used

p.43

ARPA	Average Revenue per Advertiser
ARPU	Average Revenue per User
Bacen	*Banco Central do Brasil*, it is the Brazilian Central Bank
BRL	Acronym for values in Brazilian Real
CAPEX	Capital Expenditures
CVE	Acronym for values in Cape Verdean Escudo
CVM	*Comissão de Valores Mobiliários*, it is the Brazilian Securities and Exchange Commission
DCF	Valuation methodology based on Discounted Cash Flow
EBIT	Earnings Before Interest and Tax
EBITDA	Earnings Before Interest, Tax, Depreciation and Amortization
EUR	Acronym for values in Euro
FCFF	Free Cash Flow to Firm
PV	Present Value
HUF	Acronym for values in Hungarian Forint
Kd	Cost of debt
Ke	Cost of equity
KES	Acronym for values in Kenyan Shilling
Mkt Cap	Market Capitalization
MZN	Acronym for values in Mozambican Metical
NAD	Acronym for values in Namibian Dollar
OCF	Operating Cash Flow
Opex	Operational Expenses
ROIC	Return on Invested Capital
STD	Acronym for values in Sao Tomean Dobra
USD	Acronym for values in US Dollar
WACC	Weighted Average Cost of Capital

Santander
GLOBAL BANKING & MARKETS

This document is a free translation of the "Laudo de Avaliação" (in Portuguese) furnished by Banco Santander (Brasil) S.A. on February 21, 2014